                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Weyerhaeuser Company
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             Weyerhaeuser Company
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

                                   Notice of
                              1995 Annual Meeting
                                of Shareholders
                              and Proxy Statement



                                      LOGO

     Dear Shareholder:

       You are cordially invited to attend your Company's annual meeting of shareholders at 9:00 a.m., Thursday, April 20, 1995, at the Corporate Headquarters Building, Federal Way, Washington. A map showing the access route to the Building from Interstate Highway No. 5 is on the back cover.

       A notice of the annual meeting and the proxy statement follow. You will also find enclosed a proxy card and an envelope in which to return it. If you cannot attend or if you plan to be present but want the proxy holders Don C. Frisbee, Director, E. Bronson Ingram, Director and George H. Weyerhaeuser, Chairman of the Board, to vote your shares, please sign, date and return the proxy card at your earliest convenience.

       For the benefit of those who do not attend, a report of the meeting will be mailed with the first quarter report.

     Sincerely,

     /s/ John W. Creighton, Jr.
     John W. Creighton, Jr.
     President

- --------------------------------------------------------------------------------
                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
- --------------------------------------------------------------------------------

       The annual meeting of the shareholders of Weyerhaeuser Company will be held at the Corporate Headquarters Building, Federal Way, Washington on Thursday, April 20, 1995, at 9:00 a.m. for the following purposes:

          1. To elect three directors for terms expiring in 1998, presented on page 1.

          2. To consider and act upon one shareholder proposal, if properly presented.

             . Item 2 on the Form of Proxy--proposal relating to the
              Shareholder Rights Plan, presented on page 13.

          3. To transact such other business as may properly come before the meeting.

       All shareholders are cordially invited to attend the meeting, although only those holders of common shares of record at the close of business on February 24, 1995, will be entitled to vote at the meeting. Those of you who are hearing impaired or require other assistance should write the Secretary of the Company regarding your requirements in order to participate in the meeting.

     SANDY D. McDADE
     Secretary

     Federal Way, Washington
     March 6, 1995

                                PROXY STATEMENT
                              WEYERHAEUSER COMPANY
                            Tacoma, Washington 98477
                                 (206) 924-5273
                          (First Mailed March 6, 1995)

       The enclosed proxy is solicited by the Board of Directors of Weyerhaeuser Company (the "Company") for use at the annual meeting of shareholders to be held on Thursday, April 20, 1995. A proxy may be revoked by notice in writing to the Secretary at any time before it is voted, and, if not revoked, will be voted as directed by the shareholder. As of February 24, 1995, the record date for the determination of shareholders entitled to vote at the annual meeting, there were outstanding 205,637,877 common shares, par value $1.25 per share ("common shares"), each of which entitles the holder to one vote.

       Each share outstanding on the record date is entitled to one vote per share at the 1995 annual meeting of shareholders. Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the meeting: (i) the three nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares in person or represented by proxy and entitled to vote shall be elected directors and (ii) the shareholder proposal set forth in this proxy statement will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast against it. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting or nonvoting by brokers will have no effect on the approval of the shareholder proposal because abstentions and "broker non-votes" do not represent votes cast by shareholders.

       The Company's annual report to shareholders for 1994 is being mailed with this proxy statement to shareholders entitled to vote at the 1995 annual meeting.

ELECTION OF DIRECTORS

       The Articles of Incorporation provide that the directors of the Company be classified, with respect to the term for which they severally hold office, into three classes, each class to be as nearly equal in number as possible; and that at each annual meeting of the shareholders of the Company the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for terms expiring at the third annual meeting of shareholders after their election by the shareholders. The Board of Directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at ten. The three nominees identified below are the nominees comprising the class to be elected at the 1995 annual meeting for three-year terms expiring at the 1998 annual meeting. All of the nominees are currently directors of the Company elected by the shareholders.

       Unless otherwise instructed, it is intended that the shares represented by properly executed proxies in the accompanying form will be voted for the individuals nominated by the Board of Directors. Although the Board of Directors anticipates that the listed nominees will be able to serve, if at the time of the meeting any such nominee is unable or unwilling to serve, such shares may be voted at the discretion of the proxies for a substitute nominee.

NOMINEES FOR ELECTION--TERM TO EXPIRE IN 1998

     Philip M. Hawley--Mr. Hawley, 69, a director of the Company since 1989, was chairman and chief executive officer of Broadway Stores, Inc. (retailing) (formerly Carter Hawley Hale Stores, Inc.) until his retirement in 1993. He was chairman of the California Retailers Association from 1992-1993. On February 11, 1991, Broadway Stores, Inc. filed a voluntary petition in Bankruptcy Court for relief under Chapter 11 of Title 11 of the United States Code. Their Plan of Reorganization was confirmed on September 14, 1992 and became effective October 8, 1992. He is a director of American Telephone and Telegraph Company, Atlantic Richfield Company, BankAmerica Corporation and its subsidiary, Bank of America NT&SA and Johnson & Johnson.

     William D. Ruckelshaus--Mr. Ruckelshaus, 62, a director of the Company since 1989, has been chairman and chief executive officer of Browning-Ferris Industries, Inc. (waste services) since October, 1988, and president of William D. Ruckelshaus Associates since 1987. He was Administrator, Environmental Protection Agency in the period 1983-1985 and a senior vice president of the Company in the period 1976-1983. He is also a director of Cummins Engine Company, Inc., Monsanto Company, Nordstrom, Inc. and Texas Commerce Bancshares, Inc.

     Richard H. Sinkfield--Mr. Sinkfield, 52, a director of the Company since 1993, is a senior partner in the law firm of Rogers and Hardin in Atlanta, Georgia and has been a partner in the firm since 1976. He is a member of the Board of Trust of Vanderbilt University and of the Board of Governors of the State Bar of Georgia. He is a former chairman of the Board of Atlanta Urban League, Inc.

CONTINUING DIRECTORS--TERM EXPIRES IN 1996

     Don C. Frisbee--Mr. Frisbee, 71, a director of the Company since 1983, is chairman emeritus of PacifiCorp (formerly Pacific Power & Light Company) and was chief executive officer until his retirement in 1989. He is also a director of First Interstate Bancorp and its subsidiary, First Interstate Bank Northwest Region, Precision Castparts Corp. and Standard Insurance Company. He is chairman of the Board of Trustees of Reed College, and a member of the Board of Governors and President Elect of City Club.

     John I. Kieckhefer--Mr. Kieckhefer, 50, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989 and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J. W. Kieckhefer Foundation, an Arizona charitable trust.

     George H. Weyerhaeuser--Mr. Weyerhaeuser, 68, has been the Company's chairman since 1988. He joined the Company in 1949, became its president in 1966 and was chief executive officer from 1966 to 1991. He has been a director since 1960. He is also a director of The Boeing Company, Chevron Corporation and SAFECO Corporation and a member of The Business Council.

CONTINUING DIRECTORS--TERM EXPIRES IN 1997

     William H. Clapp--Mr. Clapp, 53, a director of the Company since 1981, is chairman and president of Matthew G. Norton Co. (investments and real estate). He is also a director of Alaska Air Group, Inc. and its subsidiary, Alaska Airlines, Inc.

     John W. Creighton, Jr.--Mr. Creighton, 62, a director of the Company since 1988, has been the Company's president since 1988, and chief executive officer since 1991. He is also a director of MIP Properties, Inc., Portland General Corporation, Quality Foods Centers, Inc. and Washington Energy Company.

     W. John Driscoll--Mr. Driscoll, 65, a director of the Company since 1979, was chairman of Rock Island Company (private investment company) until his retirement in 1994. Prior to his becoming chairman, he was president. He is also a director of Comshare Incorporated, MIP Properties, Inc., Northern States Power Company, John Nuveen & Company and The St. Paul Companies, Inc.

     E. Bronson Ingram--Mr. Ingram, 63, a director of the Company since 1967, is chairman and chief executive officer of Ingram Industries Inc. (microcomputer, book and video distribution, and inland barging). He is also a director of NationsBank Corporation and president of the Board of Trust of Vanderbilt University.

       Messrs. Creighton, Frisbee, Ingram and Weyerhaeuser are members of the Executive Committee of which Mr. Weyerhaeuser is chairman. The Executive Committee, which acted by consent in lieu of meeting on two occasions in 1994, has the powers and authority of the Board of Directors in the interval between Board of Directors meetings except to the extent limited by law.

       Messrs. Clapp, Ingram, and Sinkfield are members of the Accounting and Reporting Standards Committee of which Mr. Ingram is chairman. The Accounting and Reporting Standards Committee, which met on two occasions in 1994, has responsibility for recommending to the Board of Directors the firm of independent auditors to be retained by the Company; and discussing with the independent and internal auditors the scope and results of their respective audits and management's efforts concerning the Company's accounting, financial and operating controls; with the independent auditors and management the Company's accounting and reporting policies and practices, and business risks that may affect the financial reporting process; with management and the independent and internal auditors the risk of fraudulent financial reporting and management's efforts to minimize losses due to fraud or theft; and with the Company's chief legal officer compliance with the Company's business conduct policies and procedures.

       Messrs. Driscoll, Frisbee, Hawley and Kieckhefer are members of the Compensation Committee of which Mr. Frisbee is chairman. The Compensation Committee, which met on four occasions in 1994, has responsibility for reviewing the compensation of the Company's directors and chief executive officer; reviewing the salaries of Company officers and certain other position levels; and administering the Company's stock option and incentive compensation plans.

       Messrs. Driscoll, Ingram, Ruckelshaus and Weyerhaeuser are members of the Nominating and Management Organization Committee of which Mr. Driscoll is chairman. The Nominating and Management Organization Committee, which met on one occasion in 1994, has responsibility for reviewing, advising and recommending candidates for election to the Board of Directors and for senior management succession planning. The Committee will consider nominees recommended by shareholders. If a shareholder wishes to recommend a nominee for the Board of Directors, he or she should write to the Secretary of the Company specifying the name of the nominee and the nominee's qualifications for membership on the Board of Directors. All such recommendations will be brought to the attention of the Nominating and Management Organization Committee.

       The Board of Directors of the Company met on six occasions in 1994. All of the directors attended at least 75% of the total meetings of the Board and the committees on which they served, except for Mr. Ingram who, due to illness, was unable to attend at least 75% of the total meetings in 1994.

DIRECTORS' COMPENSATION

       Each director, other than Mr. Creighton, receives for service as a director an annual fee of $35,000, fees of $1,500 for attending Board of Directors meetings and $1,000 for attending board committee meetings. Committee chairmen receive an additional annual fee of $5,000. Mr. Weyerhaeuser receives as Chairman of the Board of Directors an additional annual fee of $100,000. Directors are also reimbursed for travel expenses in connection with meetings.

       The Board of Directors has designated that $10,000 of the $35,000 annual fee paid to nonemployee directors is automatically placed into a common share equivalents account under the Fee Deferral Plan for Directors. The value of the common share equivalents account is measured from time to time by the value of the Company's common shares and is payable to the director in cash at a time selected in advance by the director which must be on or after the director's termination of board service. The share equivalents account is credited on each dividend payment date for common shares with the number of share equivalents which are equal in value to the amount of the quarterly dividend on common shares. The Fee Deferral Plan for Directors provides that the nonemployee directors may defer receipt of all or a portion of the remaining fees for services as a director and elect between interest bearing and common share equivalent accounts as the investment vehicle for the deferred fees. The Fee Deferral Plan for Directors is administered by the Compensation Committee.

BENEFICIAL OWNERSHIP OF COMMON SHARES

                                        Voting and/or           Percent
         Name of Individual or       Dispositive Powers        of Class      Common Share
         Identity of Group        (number of common shares) (common shares) Equivalents(1)
             -----------------------------------------------------------------------------
         Charles W. Bingham......            92,339                 *               --
         William H. Clapp........           847,509                 *              270
         William R. Corbin.......            35,282                 *               --
         John W. Creighton, Jr...           356,076                 *               --
         W. John Driscoll........         3,280,462               1.6              270
         Don C. Frisbee..........             2,650                 *              270
         Philip M. Hawley........             2,000                 *              270
         E. Bronson Ingram.......           302,064                 *            7,587
         Norman E. Johnson.......            43,317                 *               --
         John I. Kieckhefer......         2,914,477               1.4            2,182
         William D. Ruckelshaus..             1,600                 *              270
         Richard H. Sinkfield....               200                 *              270
         William C. Stivers......           100,172                 *               --
         George H. Weyerhaeuser..         2,882,405               1.4              270
         Directors and executive
          officers as a group
          (17 individuals).......        11,028,221               5.4           11,659
         Bankers Trust Company,
          as trustee under
          Company employee
          benefit plans(2).......        11,174,424               5.4

             ------------------------------------------------------------------
             *Denotes amount is less than 1%
             (1) Common share equivalents held under the Fee Deferral Plan for
                 Directors.
             (2) As of January 20, 1995 Bankers Trust Company held such shares in a trust fund for employee savings (401(k)) plans.

       The foregoing table shows as of January 20, 1995 for each of the directors, nominees and executive officers and, as a group, for the directors, nominees and incumbent executive officers of the Company, the amounts of common shares of the Company with respect to which the respective directors, executive officers and the members of the group in the aggregate, have, within the meaning of Rule 13d-3 adopted by the Securities and Exchange Commission, the power to vote or cause disposition of the shares and, in the case of Mr. Bingham with respect to 79,690 common shares, in the case of Mr. Corbin with respect to 35,000 common shares, in the case of Mr. Creighton with respect to 308,663 common shares, in the case of Mr. Johnson with respect to 38,350 common shares, in the case of Mr. Stivers with respect to 93,141 common shares, in the case of Mr. Weyerhaeuser with respect to 323,304 common shares and of the group with respect to 1,010,948 common shares, the number of shares that could be acquired within 60 days after January 20, 1995, pursuant to outstanding stock options. With respect to the following numbers of common shares, which are reflected in the table above, the indicated directors and nominees share voting and dispositive powers with one or more other persons: Mr. Clapp, 772,621 shares; Mr. Driscoll, 2,141,757 shares (including 197,484 shares as to which he shares fiduciary powers with Mr. Weyerhaeuser); Mr. Frisbee, 2,650 shares; Mr. Ingram, 41,183 shares; Mr. Kieckhefer, 2,913,219 shares; and Mr. Weyerhaeuser, 2,544,616 shares (including 197,484 shares as to which he shares fiduciary powers with Mr. Driscoll). Beneficial ownership of shares included in the foregoing table is disclaimed by certain of the individuals listed as follows: Mr. Clapp, 772,621 shares; Mr. Driscoll, 3,165,087 shares; Mr. Ingram, 41,183 shares; Mr. Kieckhefer, 2,583,269 shares.

       William R. Corbin filed a Form 4 required by Section 16 of the Securities Exchange Act of 1934 on March 11, 1994, after the date required, reporting three common share transactions which occurred on February 2, 1994. William H. Clapp became a trustee in 1994 of two trusts holding common shares. On January 24, 1995, after the date required, these trusts filed Form 3 reports of ownership of common shares, one of the Trusts filed a Form 4 statement of changes reporting one common share transaction and Mr. Clapp reported in his individual capacity on four Form 4 filings the ownership and change in ownership of common shares held by such trusts.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE MANAGEMENT COMPENSATION

       The Compensation Committee of the Board of Directors (the
     "Committee") is composed entirely of independent, outside directors. The Committee is responsible for establishing and overseeing the Company's executive compensation programs.

  Compensation Principles Applicable to Executive Officers

       The Committee bases executive officer compensation on the same guiding principles used to determine compensation programs for all employees.

          1. Competitive pay and benefits that allow the Company to:

             A. Attract and retain people with the skills critical to the long-term success of the Company.

             B. Maintain compensation costs that are competitive.

          2. Pay for performance to motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value.

  Executive Officer Compensation Practices

       Compensation for executive officers is designed around the above principles and includes four components: 1) base salary, 2) annual performance incentive, 3) long-term incentive, and 4) benefits. Each year the Committee compares each component and the total compensation package to the pay practices of competitors. The Committee considers the total compensation package in establishing the target level of compensation for each component. This process includes evaluation of the Company's and its segments' performance against goals and the performance of the industry comparison group. The package is intended to provide total compensation which is competitive in the industry when the company's performance is similar to the industry's, above average total compensation for superior performance, and less than average total compensation for below competitive performance.

       Base salaries, in aggregate, are set at competitive levels, with incentive programs based on company performance. Compensation for executive officers is linked to the company's financial performance through a cash-based annual variable (at risk) incentive component and is also tied to the growth in the value of the Company's stock through a stock option program.

       The Committee uses an industry comparison group for compensation purposes. All but two of the companies in the S&P Paper and Forest Products Group used for the performance graph on page 11 are in the comparison group. (These two companies do not participate in the major industry compensation surveys and therefore cannot be included in the industry comparison group.) Four other companies not in the S&P Paper and Forest Products Group which do participate in major industry surveys are included in the industry comparison group.

       Base Salary. The Company uses compensation surveys of the industry comparison group to assign a salary range to each salaried job, including executive officer positions. Salary range mid-points are targeted to be at the median (the 50th percentile) compared to salaries in the industry comparison group so positions are placed in salary ranges with mid-points that approximate competitive base pay practice.

       The Committee reviews and approves all salary ranges and salary changes for executive officers. The Committee bases its approval of individual salary changes on: 1) performance of the executive, 2) position of the executive in the assigned pay range, 3) experience, and
     4) the salary budget for the Company. Current salaries of the executive officers on average are slightly below the median salaries of similar executives in the industry comparison group.

       Annual Incentive. The Company uses annual performance incentives to focus management on achieving financial and operating results. Based on competitive practice for similar jobs, the Committee assigns each executive officer position a target bonus that is in the range of 40 percent of base salary (for lower salary ranges) to 60 percent of base salary for the CEO position.

       At the beginning of each year, the Committee approves a Company earnings target for the year that, if achieved, will fund a bonus pool equal to the sum of the target bonuses for the executive group. The Committee also establishes earning levels that would result in no bonus funding ("threshold") and maximum funding (200 percent of target bonus). The Committee sets these earnings targets based on: 1) the cost of capital, 2) expected performance of the industry, 3) the Company's expected relative performance, and 4) the earnings plan for the year. Bonuses are not paid unless the earnings threshold is achieved.

       At the end of the year, actual Company performance compared to these earnings targets determines a preliminary bonus pool for the executive management group. The Committee then uses its discretion to determine the final bonus pool and each individual executive officer's bonus. The Committee bases these decisions on its subjective judgment of: 1) the Company's progress against strategic and operating goals, and 2) Company performance in terms of both return on assets and total shareholder return compared to the industry comparison group. The Committee has not established quantitative weighting for the performance targets used to determine final bonus funding. The Committee uses its subjective judgment regarding the importance and difficulty of achieving the various goals throughout the year.

       For 1994 bonus funding, the Committee relied heavily on actual 1994 earnings relative to target to determine the final funding and individual payments. In 1994, the company achieved earnings levels above target due to record performance in the timberlands and wood products segment and dramatic improvement in pulp, paper and packaging profits. In addition, excellent performance relative to the industry was achieved. The Committee approved plan funding at a level approximately 30 percent above target funding.

       Long-Term Incentive. The primary purpose of the long-term incentive plan is to link management pay with the long-term interests of shareholders. The Committee is currently using stock options to achieve that link. The issuance of options at 100 percent of the fair market value assures that executives will receive a benefit only when stock price increases.

       As with the other components of compensation, the Committee establishes a target level of stock options for each executive position. This target is based on competitive data indicating the estimated median value of long-term compensation for executives in the industry comparison group. In determining annual stock option grants, the Committee makes an award above or below target based on their subjective evaluation of the individual's performance, their potential to improve shareholder value, the number of shares granted to the individual in the past three years and their total number of outstanding shares. In 1994, in addition to the regular stock option grants, the CEO recommended that a special grant be provided to the senior management team. The purpose of the special grant was to further align the interests of senior managers with the shareholders and recognize the performance of the senior management team, especially the substantial achievement of the company's refocusing effort. The Committee reviewed and approved this recommendation, and the options were granted with an exercise price equal to the fair market value on the day of the grant.

       The Committee has studied the new federal tax legislation which limits the deduction available to public companies for compensation paid to certain senior executives in excess of one million dollars. At this time, due to voluntary deferral elections, it is not anticipated that any Weyerhaeuser executive officer will receive any such compensation in excess of this limit during 1995.

  CEO Compensation

       The chief executive officer's compensation is established based on the principles described above for all executive officers and includes the following components: cash compensation (base salary and annual bonus), long term incentives (stock option awards) and benefits. Mr. Creighton's 1994 performance was reviewed by the Committee which made recommendations to the Board concerning his compensation. The Board approved the recommendations which are detailed below.

       Mr. Creighton's base salary was increased to $750,000 in 1994 which is 84% of the median salary for CEOs of companies in the industry comparison group.

       Mr. Creighton received an annual cash incentive of $576,000. This award represents 128% of his target award under the annual incentive plan. As with other bonus awards, the Committee relied heavily on 1994 earnings relative to target in recommending this amount.

       For the long-term component of Mr. Creighton's compensation, an award of 80,000 stock options was granted to Mr. Creighton in 1994. Based on survey data provided by an outside consultant, this is a median long-term incentive grant for CEOs in the forest products industry.

       In making the above recommendations about Mr. Creighton's compensation, the Committee exercised its subjective judgment and considered the following performance factors: the improved Company financial results and total shareholder returns during Mr. Creighton's tenure as CEO, improved Company financial performance relative to the forest products industry, Mr. Creighton's success in building a strong leadership team, his leadership in setting the Company's strategic direction, and the Company's achievement of the business improvement plan goals established in 1990.

     Don C. Frisbee  W. John Driscoll   Philip M. Hawley  John I. Kieckhefer
     Chairman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       In 1994 two partnerships in which Mr. Kieckhefer or members of his family have beneficial interests purchased limited partnership interests, in the amount of $1,500,000, in Weyerhaeuser Windemere Lenders, a real estate investment partnership, of which Weyerhaeuser Realty Investors, Inc., a wholly owned subsidiary of the Company, is the managing general partner. Such purchases were on terms comparable to those concurrently offered to other puchasers of limited partnership interests.

SUMMARY COMPENSATION TABLE

                                          Annual Compensation         Long-Term Compensation
                                      ---------------------------- -----------------------------
                                                                          Awards         Payouts
                                                                   --------------------- -------
                                                                              Securities
                                                         Other     Restricted Underlying         All Other
                                                         Annual      Stock     Options/   LTIP    Compen-
         Name and                     Salary   Bonus  Compensation  Award(s)     SARs    Payouts  sation
         Principal Position   Year      ($)     ($)       ($)         ($)        (#)       ($)    ($)(1)
             ---------------------------------------------------------------------------------------------
         J.W. Creighton, Jr.  1994    738,357 576,000      --         None      80,000    None    10,006
          CEO/President       1993    682,740 430,000      --         None      75,000    None     6,296
                              1992    598,357 330,000      --         None      50,000    None     4,364
         C.W. Bingham         1994    386,477 250,000      --         None      40,000    None    10,006
          Executive VP        1993    371,979 224,000      --         None      30,000    None     6,296
                              1992    350,038 223,800      --         None      30,000    None     4,364
         W.R. Corbin          1994    328,789 213,000      --         None      40,000    None     8,975
          Executive VP        1993    302,246 192,000      --         None      30,000    None     3,052
                              1992(2) 115,069 105,000      --         None      25,000    None      None
         W.C. Stivers         1994    289,398 170,000      --         None      35,000    None    10,006
          Sr. VP/CFO          1993    268,781 134,000      --         None      25,000    None     6,296
                              1992    242,795 145,800      --         None      25,000    None     4,364
         N.E. Johnson         1994    267,995 139,000      --         None      22,000    None    10,006
          Sr. VP              1993    254,301 107,000      --         None      15,000    None     6,296
                              1992    224,461 107,100      --         None      15,000    None     4,364
             ---------------------------------------------------------------------------------------------

             (1) Amounts in this column are the Company contribution to individual 401(k) accounts.
             (2) Mr. Corbin began working for the Company on August 1,
              1992.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   Individual Grants
         -----------------------------------------------------------------------
                                     No. of     % of Total
                                   Securities  Options/SARs
                                   Underlying   Granted to  Exercise
                                  Options/SARs Employees in or Base                Grant Date
                                   Granted(1)  Fiscal Year   Price   Expiration Present Value(2)
         Name                         (#)          (%)        ($)       Date          ($)
         (A)                          (B)          (C)        (D)       (E)           (F)
             -----------------------------------------------------------------------------------
         J.W. Creighton, Jr......    80,000        6.1       48.125   02/08/04     1,471,200
         C.W. Bingham............    30,000        2.3       48.125   02/08/04       551,700
                                     10,000         .8       40.125   04/20/04       139,300
         W.R. Corbin.............    30,000        2.3       48.125   02/08/04       551,700
                                     10,000         .8       40.125   04/20/04       139,300
         W.C. Stivers............    25,000        1.9       48.125   02/08/04       459,750
                                     10,000         .8       40.125   04/20/04       139,300
         N.E. Johnson............    12,000         .9       48.125   02/08/04       220,680
                                     10,000         .8       40.125   04/20/04       139,300
             -----------------------------------------------------------------------------------

             (1) Options granted in 1994 are exercisable starting 12
                 months after the grant date, with 25 percent of the shares covered thereby becoming exercisable at that time and with an additional 25 percent of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

             (2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

                   . An exercise price on the option of $48.125 for
                     grants with a February 8, 2004 expiration date and $40.125 for grants with an April 20, 2004 expiration date, equal to the fair market value of the underlying stock on the grant date.
                   . An option term of ten years
                   . An interest rate of 5.97% for grants with a February
                     8, 2004 expiration date and 6.97% for grants with an April 20, 2004 expiration date that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.
                   . Volatility of 31% for grants with a February 8, 2004
                     expiration date and 27% for grants with an April 20, 2004 expiration date calculated using daily stock prices for the one-year period prior to the grant date.
                   . Dividends at the rate of $1.20 per share
                     representing the annualized dividends paid with respect to a share of common stock at the date of grant.

                The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

                                                           Number of Securities        Value of Unexercised
                                                          Underlying Unexercised     in-the-Money Options/SARs
                                                          Options/SARs at FY-End            at FY-End(2)
                                                        --------------------------- ---------------------------
                              Shares Acquired   Value
                              on Exercise(1)  Realized  Exerciseable Unexerciseable Exerciseable Unexerciseable
         Name                       (#)          ($)        (#)           (#)           ($)           ($)
         ------------------------------------------------------------------------------------------------------
         J.W. Creighton, Jr.       4,199        102,088   251,162       179,998      2,857,792       49,996
         C.W. Bingham             55,953      1,357,501    57,190        85,000        360,039       30,000
         W.R. Corbin               6,250         93,359     6,250        82,500         35,938       71,875
         W.C. Stivers              3,710         88,576    74,391        72,500        780,728       25,000
         N.E. Johnson             20,250        493,094    27,850        44,500        195,306       15,000
         ------------------------------------------------------------------------------------------------------

             (1)Number of securities underlying options/SARs exercised
             (2)Based on a fair market value at fiscal year end of $38.625


                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
 AMONG WEYERHAEUSER COMPANY, S&P 500 INDEX AND S&P PAPER AND FOREST PRODUCTS
                                 GROUP INDEX
Measurement Period           WEYERHAEUSER   S&P          S&P PAPER AND
(Fiscal Year Covered)        COMPANY        500 INDEX    FOREST PRODUCTS GROUP
- -------------------          ------------   ---------    ---------------------
Measurement Pt-
12/31/89                     $100           $100         $100
FYE 12/31/90                 $ 83.39        $ 96.89      $ 90.38
FYE 12/31/91                 $109.67        $126.28      $114.61
FYE 12/31/92                 $152.14        $135.88      $131.04
FYE 12/31/93                 $189.40        $149.52      $144.46
FYE 12/31/94                 $163.85        $151.55      $150.60

PENSION PLAN TABLE

                       Estimated Annual Retirement Benefit(1)
         ---------------------------------------------------------------------
           Average Annual                     Years of Service
         Compensation during   -----------------------------------------------
           Highest 5 Years       15      20      25      30      35      40
             -----------------------------------------------------------------
         $  200,000             43,177  57,569  71,961  86,353 100,745 110,745
            300,000             65,677  87,569 109,461 131,353 153,245 168,245
            400,000             88,177 117,569 146,961 176,353 205,745 225,745
            500,000            110,677 147,569 184,461 221,353 258,245 283,245
            600,000            133,177 177,569 221,961 266,353 310,745 340,745
            700,000            155,677 207,569 259,461 311,353 363,245 398,245
            800,000            178,177 237,569 296,961 356,353 415,745 455,745
            900,000            200,677 267,569 334,461 401,353 468,245 513,245
          1,000,000            223,177 297,569 371,961 446,353 520,745 570,745
          1,100,000            245,677 327,569 409,461 491,353 573,245 628,245
          1,200,000            268,177 357,569 446,961 536,353 625,745 685,745
             -----------------------------------------------------------------

             (1) Estimated annual benefits payable upon retirement at age
                 65 (before giving effect to applicable Social Security benefits) under the Retirement Plan and Supplemental Retirement Plan to individuals having the specified years of credited service and the indicated average annual salaries.

       The Company's Retirement Plan for Salaried Employees (the "Retirement Plan") is a noncontributory, defined benefit pension plan for salaried employees under which normal retirement is at age 65 and early retirement can be elected by any participant who has reached age 55 and has at least 10 years of vesting service. The annual retirement benefit payable upon normal retirement is equal to (i) 1% of the participant's average annual salary for the highest five consecutive years during the ten calendar years before retirement, plus (ii) .5% of such highest average annual salary in excess of the participant's Social Security wage base (as such term is defined in the Retirement Plan), multiplied by the number of years of credited service. The benefit payable upon early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 with less than 30 years of vesting service, to 100% at age 62. The benefit in part (ii) of the formula described above, for benefit accruals after 1988, is subject to greater reduction for early retirement and the number of years of credited service is limited to 35. Joint and survivor elections may be made under the Retirement Plan. A participant in a defined benefit pension plan is generally limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $118,800 (subject to adjustment) or (ii) 100% of the participant's average compensation during the consecutive three-year period in which he received the highest compensation. Further reduction may be required for retirement prior to the Social Security normal retirement age. Salary used in calculating retirement benefits is average annual salary for the highest five consecutive years during the ten calendar years before retirement.

       Employees nominated by the Chief Executive Officer and approved by the Compensation Committee are eligible to participate in the Supplemental Retirement Plan (the "Supplemental Plan"). Supplemental Plan benefits, which are paid outside the Retirement Plan from the general funds of the Company, are determined by applying to incentive compensation paid in the five highest consecutive calendar years during the ten calendar years before retirement of total compensation (base salary plus any bonus under the Company's incentive compensation plans) the formula for determining Retirement Plan benefits. The Supplemental Plan also includes benefits which exceed the Internal Revenue Code limitations described above.

       If each of the executive officers named in the Summary Compensation table had retired in 1994, the five-year average compensation used to calculate retirement benefits would average 72% of total compensation set forth in such table and the final average compensation used to calculate retirement benefits for the named individuals in the table would have been, respectively, J. W. Creighton, Jr., $817,184, C. W. Bingham, $487,321, W. R. Corbin, $433,474, W. C. Stivers, $322,034, and
     N. E. Johnson, $294,492. The credited years of service for those individuals in the table are, respectively, 24.2, 34.5, 2.4, 24.2 and
     25.4 years. Pursuant to an arrangement with Mr. Johnson, the years of credited service include service he is entitled to under a non-qualified supplemental retirement benefit calculated based on the terms of the retirement plan with respect to his service with the Company prior to 1967.

       Pursuant to an agreement with Mr. Corbin, he will be paid a non-qualified supplemental retirement benefit calculated under the terms of the Retirement Plan but providing 2.5 years of credit for benefit calculation and vesting purposes during the first five years of his service with the Company, less amounts paid to him under the Retirement Plan. In the event Mr. Corbin is terminated by the Company he will be entitled to a severance payment the value of which initially equaled 24 months of base pay and decreased with each month of his employment to a minimum of 12 months of base pay after he had 24 months of service.

ITEM 2. SHAREHOLDER PROPOSAL--RELATING TO THE SHAREHOLDER RIGHTS PLAN

       The LongView Collective Investment Fund, 11-15 Union Square, New York, New York 10003, a shareholder, has stated its intention to present a proposal at the 1995 annual meeting. In accordance with applicable rules of the Securities and Exchange Commission, the proposal of such shareholder (for which neither the Company nor its Board of Directors has any responsibility) is set forth below:

Text of the Shareholder Proposal

       Resolved: That the shareholders of Weyerhaeuser Company (the "Company" or "Weyerhaeuser") request the Board of Directors to redeem the shareholder rights issued in 1986 unless such issuance is approved by the affirmative vote of a majority of outstanding shares at a meeting of the shareholders to be held as soon as may be practicable.

SUPPORTING STATEMENT

       On December 9, 1986, the Board of Directors of Weyerhaeuser issued, without shareholder approval, shareholder rights ("rights") pursuant to the Shareholder Rights Plan. We strongly believe that such rights are a type of anti-takeover device, commonly known as a poison pill, which injures shareholders by reducing management accountability and adversely affecting shareholder value.

       The shareholders of the Company believe the terms of the rights are designed to discourage or thwart an unwanted takeover of the Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the shareholders to not believe that the future possibility of a takeover justifies the unilateral implementation of such a poison pill.

       Rather, we believe that it is the shareholders who should have the right to vote on the necessity of such a powerful tool which could be used to entrench existing management. Rights plans like the Company's have become increasingly unpopular in recent years.

       The negative effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study (covering 245 companies adopting poison pills between 1983 and July 1986) by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the effect of poison pills on the wealth of target shareholders states that "empirical tests, taken together, show that poison pills are harmful to target shareholders, on net." Another, more recent study by Professor Michael Ryngaert published in 1988 (covering 380 companies adopting poison pills in the period 1982-1986) singled out rights plans such as the one authorized by the Company for their negative effect on stockholder value.

       At the 1994 Annual Meeting of Shareholders, over 43% of the voting shares approved a similar shareholder proposal. As a result, we believe that a substantial number of shareholders continue to support the elimination of Weyerhaeuser's poison pill, or at the very least, the opportunity for shareholders to vote on such an important corporate governance practice that can have a significantly adverse impact on shareholder value.

       We therefore resubmit this shareholder proposal based on our continuing belief that the unilateral and undeniably undemocratic adoption of the rights plan by the Company is unjustified and that the continued existence of such rights plan is not in the best interests of the shareholders. We believe that the Shareholder Rights Plan should either be redeemed or voted on by shareholders.

          We Urge You to VOTE FOR This Resolution!

THE COMPANY'S RESPONSE TO THE SHAREHOLDER PROPOSAL--ITEM 2

       The Board of Directors adopted the Shareholder Rights Plan (the "Plan") in 1986 because the Board believed the Plan would better enable the Board to represent the interests of all shareholders in the event of a hostile effort to acquire Weyerhaeuser Company and to take advantage of its shareholders.

       At the Company's Annual Meeting in 1990 and again in 1994, a shareholder proposal asking the Board to redeem the Plan or to submit it to a vote of the shareholders was voted on and defeated. When the 1994 proposal was considered at the 1994 Annual Meeting, the Board decided to review the Plan again. This review occurred in late 1994. In the course of that review, the Board considered the arguments of the proponents of this proposal and discussed the experience of other companies with Shareholder Rights Plans.

       Following that review, the Board continues to believe that the plan serves the interests of the shareholders. If there were an offer to purchase the Company on terms that were unfair to some or all shareholders, the Board believes the plan would encourage the bidder to negotiate with the Board. The Board also believes that shareholder rights plans have not historically prevented fair bids, but have been a factor in increasing the value paid to shareholders in hostile acquisitions.

       The Board believes that redeeming the Plan would remove an important tool the Board should have in the event of an unfair or coercive offer for the Company.

       The Board recommends a vote AGAINST this proposal.

POLICY ON CONFIDENTIAL PROXY VOTING AND INDEPENDENT TABULATION AND INSPECTION OF ELECTIONS

       The Board of Directors, on February 12, 1991, adopted a Confidential Voting Policy the text of which is as follows:

       It is the policy of this corporation that all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders shall be kept permanently confidential and shall not be disclosed to this corporation, its affiliates, directors, officers and employees or to any third parties except (i) where disclosure is required by applicable law, (ii) where a shareholder expressly requests disclosure, (iii) where the corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes and (iv) that aggregate vote totals may be disclosed to the corporation from time to time and publicly announced at the meeting of shareholders at which they are relevant.

       Proxy cards and other voting materials that identify shareholders shall be returned to the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate.

       The tabulation process and results of shareholder votes shall be inspected by the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate. Such inspectors shall certify in writing to this corporation's Board of Directors (and in the circumstances described in the fifth paragraph of this policy, the proponent) that the election and tabulation was, to the best of the inspectors' knowledge after diligent inquiry, carried out in compliance with this policy.

       The tabulators and inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies shall be advised of this policy and instructed to comply therewith, and shall sign a statement certifying such compliance.

       In the event of any solicitation of a proxy (a "proxy contest") with respect to any of the securities of this corporation by a person (the "proponent") other than this corporation of which solicitation this corporation has actual notice, this corporation shall request in writing that the proponent and all agents and other persons engaged by the proponent agree to the procedures for return of proxies, tabulation, inspection and certification set forth in the second, third and fourth paragraphs of this policy; and this corporation shall not be bound to comply with this policy during the course of such proxy contest in the event that the proponent is not willing so to agree.

       This policy shall not operate to prohibit shareholders from disclosing the nature of their votes to this corporation or the Board of Directors if any shareholder so chooses or to impair free and voluntary communication between this corporation and its shareholders.

TRANSACTIONS AND RELATIONSHIPS

       In 1994, the Company purchased a total of $2,224,471 in logging equipment from Pacific North Equipment Co., a wholly owned subsidiary of Matthew G. Norton Co. in which Mr. Clapp has an ownership interest.

       In 1994 Mr. Creighton and two members of his family, Mr. Ingram, Mr. Weyerhaeuser, and two partnerships in which Mr. Kieckhefer or members of his family have beneficial interests purchased limited partnership interests, in the amount, respectively, of $170,000, $65,000, $130,000 and $1,500,000, in
     Weyerhaeuser Windemere Lenders, a real estate investment partnership, of which Weyerhaeuser Realty Investors, Inc., a wholly owned subsidiary of the Company, is the managing general partner. Each of such purchases was on terms comparable to those concurrently offered to other purchasers of limited partnership interests.

RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS

       The firm of Arthur Andersen LLP, independent public accountants, has audited the accounts of the Company and subsidiaries for a number of years and has been selected to do so for 1995. Representatives of Arthur Andersen LLP are expected to be present at the annual shareholder meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

EXPENSES OF SOLICITATION

       All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $8,000 for assistance by
     D. F. King & Co., Inc. in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

OTHER BUSINESS

       The Board of Directors of the Company is not aware of any matter which is to be presented for action at the meeting other than the matters described in this proxy statement. Should any other matters requiring a vote of the shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in respect to any such other matter in accordance with their best judgment.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

       Shareholder proposals intended to be presented at the Company's 1996 annual meeting of shareholders pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission must be received by the Company at its executive offices, Tacoma, WA 98477, attention of the Secretary, on or before November 6, 1995.

       The bylaws of the Company establish procedures for shareholder nominations for elections of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the 10th day following the day on which such notice of date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
     (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. To be brought before an annual meeting by a shareholder, business must be of a nature that is appropriate for consideration at an annual meeting and must be properly brought before the meeting. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (w) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (x) the name and address of record of the shareholder proposing such business, (y) the name, class or series and number of shares of the Company which are owned by the shareholder, and (z) any material interest of the shareholder in such business. Public disclosure of the date of the 1995 annual meeting of shareholders was made in the enclosure with the dividend which was mailed to shareholders in December, 1994. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 1995 annual meeting is April 18, 1996.

     For the Board of Directors

     SANDY D. McDADE
     Secretary
     Federal Way, Washington, March 6, 1995

       A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 1994, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by contacting Richard J. Taggart, Director of Investor Relations, Weyerhaeuser Company, Tacoma, Washington 98477.

   [PICTURE OF A MAP OF THE WEYERHAEUSER CORPORATE HEADQUARTER BUILDING AND SURROUNDING AREA WITH DIRECTIONAL ARROWS AND MILEAGE FROM AIRPORT AND MAJOR
                                   CITIES.]

                        TO REACH CORPORATE HEADQUARTERS

FROM SEATTLE: Drive south on Interstate 5, approximately 24 miles from city center, following "Tacoma/Portland" signs. Go 1/10 mile past Exit 142-B to Exit 142-A. Turn right onto exit ramp and continue to S. 348th. Follow the right-hand lane to Weyerhaeuser Way South. Turn left (north), cross the overpass, and follow the directional signs to the parking area entrance.

FROM SEATTLE: Approximately 24 miles south from city center on Interstate 5, following Tacoma/Portland signs, exit at Exit 143 (Federal Way-S. 320th St.). Drive left across the overpass and turn right onto Weyerhaeuser Way South. Continue to the "Y" in the road, following the road to the left, and follow directional signs to the east entry parking area.

FROM TACOMA: Drive north on Interstate 5, approximately 8 miles from city center to exit marked "Auburn-North Bend." Stay in the far-right lane. This is the freeway exit to Weyerhaeuser Way South. Follow the right-hand lane to Weyerhaeuser Way South, turn left (north), cross the overpass, and follow the directional signs to the parking entrance.

                        [LOGO OF WEYERHAEUSER COMPANY]
                        ______________________________
                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 20, 1995
                        ______________________________

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Don C. Frisbee, E. Bronson Ingram and George H. Weyerhaeuser, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Thursday, April 20, 1995 at 9:00 a.m., and all adjournments thereof, as follows:

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY
                 USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE

UNLESS OTHERWISE MARKED, THE PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE "FOR"
                ALL NOMINEES FOR ELECTION AND "AGAINST" ITEM 2.
               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE).

                        [LOGO OF WEYERHAEUSER COMPANY]
                                                                 [X] Please mark
                                                                     your votes
                                                                       as this


________________________________________________________________________________
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN ITEM 1

ITEM 1 - Election as Directors of the following nominees identified in the Proxy Statement:
         Philip M. Hawley, William D. Ruckelshaus,
         Richard H. Sinkfield

FOR    WITHHOLD AUTHORITY TO VOTE    (INSTRUCTION: To withhold authority to vote
[_]                [_]               for any of the foregoing individuals, write
                                     the name(s) on the following line.)

                                     ___________________________________________
________________________________________________________________________________
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 2

                                     ITEM 2 - Shareholder proposal - Proposal
                                              relating to the Shareholder Rights
                                              Plan

                                     FOR              AGAINST           ABSTAIN
                                     [_]                [_]               [_]
________________________________________________________________________________
                                     In their discretion to vote upon other
                                     matters that may properly come before the meeting.

                                     Please sign exactly as your name appears to the left.

                                     DATED: _____________________________ , 1995

                                     ___________________________________________
                                     Signature
                                     ___________________________________________
                                     Signature

                                     When signing as attorney, executor,
                                     administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.